EXHIBIT 6.3

                        EMPLOYMENT AND SERVICES AGREEMENT

THIS AGREEMENT dated for reference August 2, 1999

BETWEEN:

          CORBETT LAKE MINERALS
          A Nevada state corporation having an office at Suite 2100 - 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3

          (herein called "Corbett Lake")

                                                               OF THE FIRST PART

AND:

          JASON JOHN,
          of Suite 102 - 3166 Point Grey Road, Vancouver, BC, Canada V6K 1B2

          ("John")

                                                              OF THE SECOND PART

WHEREAS:

A. Corbett Lake wishes to retain the services of John as President and Chairman of the Board of Corbett Lake to assist in the development of Corbett Lake's business plan and operation of Corbett Lake's principal trading activity upon the terms and conditions contained in this Agreement; and

B. John has agreed to enter into this Agreement for the purpose of providing certain covenants.

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained, the parties hereto do mutually covenant and agree as follows:

1. Engagement. Corbett Lake hereby engages John to provide the Services (as hereinafter defined) and John accepts such engagement.

2. Services. John covenants to provide his services to Corbett Lake during the Term and any renewal thereof and covenants and agrees as follows:

     (a) to provide his management expertise and experience in the capacity of President and Chairman of the Board;

     (b) to manage the development and establishment of operational strategies for the implementation of Corbett Lake's business plan, principally, the operation and expansion of Corbett Lake's business;

     (c) subject to the direction of Corbett Lake, to perform all such acts as are necessary to properly and efficiently carry out the foregoing and any other functions or duties requested by Corbett Lake,

          (collectively, the "Services").

3. Provision of Services. John covenants and agrees to provide his services on a part-time basis, upon the terms and conditions contained in this Agreement.

4. Term. The term of this Agreement (the "Term") shall commence on execution of this agreement and shall automatically terminate two years from this date. Upon the expiration of the Term, this Agreement may be renewed for a further one
(1) year term at the sole option of Corbett Lake. In the event that Corbett Lake wishes to renew this Agreement upon the expiration of the Term, Corbett Lake shall give notice of its intention to renew this Agreement to John not less than two (2) months prior to the expiration of the Term. If notice of renewal is given by Corbett Lake to John as provided herein, this Agreement will be extended for a further term of one (1) year upon such terms and conditions as may be negotiated by the Parties.

5. Remuneration. Corbett Lake shall pay John a remuneration package as follows:

     (1)  John may draw a salary of up to $15,000 per year at his discretion.

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6.   Expenses.  Corbett Lake shall  reimburse  John for all travelling and other expenses actually and properly incurred by him in connection with his duties hereunder, provided that such expenses are supported by proper statements or vouchers supplied to Corbett Lake within 45 days of the date the expense was incurred.

7. Direction. John shall report to and be subject to the direction of the Board of Directors of Corbett Lake.

8.   Termination.   Notwithstanding   any  provision  contained  herein  to  the
contrary, Corbett Lake and John may terminate this Agreement with 5 days written notice by either party.

9. Confidential Information and Restrictive Covenant. John acknowledges that in the course of his duties hereunder, he shall acquire access to data and information relating to the operation of the business of Corbett Lake. John further acknowledges that if he was to compete against Corbett Lake or be employed or in any way involved with a person or company that was in competition with Corbett Lake during or following the termination of this Agreement, Corbett Lake would suffer irreparable damage. Accordingly, John hereby covenants and agrees that he will not, during the Term of this Agreement or any renewal thereof or for a period of two (2) years following the termination of this Agreement, either alone or in partnership or in conjunction with any other person or persons, firm, association, syndicate, company, as principal, agent, shareholder, officer, director or in any other manner whatsoever, carry on or be engaged in or concerned with or interested in, or advise, any person or persons, firm, association, syndicate or company engaged in any aspect of the business of Corbett Lake or the Services provided hereunder.

10. No Disclosure. Except as required in the performance of the Services and duties of John to Corbett Lake, John shall not at any time during the Term of this Agreement or any renewal thereof, or at any time thereafter, directly, indirectly, or otherwise, use, communicate, disclose, disseminate, discuss, lecture upon or publish articles concerning confidential, proprietary and trade secret information of Corbett Lake without the prior written consent of Corbett Lake.

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11.  Meaning of  "Confidential".  "Confidential,  proprietary  and trade  secret information" as used herein means any information and practices not generally known or recognized or in the public domain in the industry in which Corbett Lake is engaged, which information or practices are disclosed to, developed, known or contributed by John as a consequence of, or during the Term of this Agreement or any renewal thereof, and concerning any acquisition, assessments, analysis or engineering, technology, research, test procedures and results, equipment, computer hardware and software programs, services used, marketing, selling and servicing, or business methods used, manufactured, developed or acquired by or for Corbett Lake including, without limitation, the Services provided hereunder.

12. Confidentiality of Documents. All documents, computer programs or software, records, notebooks, work papers, notes, memoranda and similar repositories of or containers of confidential, proprietary or trade secret information, made or compiled by John at any time, or made available to John during the Term of this Agreement and any renewal thereof, including any and all copies thereof, shall be the property of Corbett Lake and belong solely to Corbett Lake and shall be held by John in trust and solely for the benefit of Corbett Lake and shall be delivered to Corbett Lake by John upon the termination of this Agreement or at any other time upon request by Corbett Lake.

13. Notification of Actions. John shall promptly notify Corbett Lake of any suit, proceeding or other action commenced or taken against Corbett Lake or of any facts or circumstances of which John is aware which may reasonably form the basis of any suit, proceeding or action against Corbett Lake.

14. Currency. All monetary amounts expressed herein and all payments made hereunder shall be in U.S. dollars.

15. Notices. Any notice or other communication required or permitted to be given hereunder shall (with the exception of dismissal effected pursuant to paragraph 8 hereof) be in writing and shall be deemed to have been duly given if delivered by hand or if sent by registered


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mail  with  postage  prepaid  addressed  as  follows  or if  telecopied  to  the telecopier numbers as follows:

     If to Corbett Lake:

          Corbett Lake
          Suite 2100 - 1177 West Hastings Street, Vancouver, BC Canada V6E 2K3
          Attention: Jason John
          Facsimile: (604) 687-0554


     If to John:

          Jason John
          Suite 102 - 3166 Point Grey Road, Vancouver, BC, Canada
          V6K 1B2

or to such other address as any party may specify in writing to the others and shall be deemed to have been received if delivered by hand, on the date of delivery, or if mailed as aforesaid, on the fourth business day following the date of mailing thereof or if telecopied, on the business day next following the date of telecopying; provided that if there shall be an interruption of postal services which affects the delivery of mail, notice shall be delivered by hand or telecopier only.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

17. No Assignment. This Agreement is personal to John and may not be assigned by him.

18. Enurement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

19. Time of Essence. Time is of the essence of this Agreement and each of its terms.

20. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements,

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negotiations,  and discussions  between the parties.  This Agreement may only be amended or varied by written agreement executed by all of the parties hereto.

21. Severability. Any determination by a court of competent jurisdiction that any provision or part thereof contained in this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining portion of this Agreement, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts or portion which may for any reason be hereafter declared invalid or unenforceable.

22. Further Assurances. Each of the parties shall execute such further and other documents and instruments and do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

23. Survival. The parties agree that the provisions of paragraphs 9, 10, 11 and 12 shall continue in full force and effect for the benefit of Corbett Lake notwithstanding the termination of this Agreement for any reason whatsoever.

24. Injunctive Remedies. In the event of a breach or a threatened breach of, or a default or a threatened default under, any of the terms of this Agreement by John, John acknowledges and agrees with Corbett Lake that such breach, threatened breach, default or threatened default, as the case may be, may cause irreparable harm to Corbett Lake and Corbett Lake shall be entitled to an injunction restraining such breach, threatened breach, default or threatened default, as the case may be, without showing or proving any actual damage. The right to an injunction shall be cumulative and in addition to whatever other remedies Corbett Lake may have available at law or in equity.

25. No Waiver. No waiver by any party hereto of any default in performance on the part of the other party and no waiver by any party of any breach or of a series of breaches of any of the terms, covenants or conditions of this Agreement shall constitute a waiver of any

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subsequent  or continuing  breach of such terms,  covenants or  conditions.  The failure of any party hereto to assert any claim in a timely fashion with respect to any of its rights or remedies under this Agreement shall not be construed as a waiver of any such claim and shall not serve to modify, alter or restrict any such party's right to assert such claim at any time thereafter.

26. Counterparts. This Agreement may be executed in one or more counterparts and/or by facsimile, each of which when executed by any party hereto will be deemed to be an original and such counterparts will together constitute one and the same instrument.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day first above written.

CORBETT LAKE

Per:   "JASON JOHN"
    ---------------------------
    Authorized Signatory

  "JASON JOHN"                                   Unknown
---------------------------------              ---------------------------------
Jason John                                     Witness